Exhibit 11.1

Corporate Policy

Ethics and Conflict of Interest (p. 1)

Key In force since: Replaces: Directorate Area Page

CC-10-05 October, 2024 March, 2017 Office of the President Office of the President 1/5 (p. 1)

I. OBJECTIVE

To establish guidelines on ethical behavior, integrity in business, and conflicts of interest, within a legal framework. (p. 1)

II. SCOPE

It is mandatory for Grupo TMM and its affiliated, subsidiary, or related companies (the Group). (p. 1)

III. DEFINITIONS

A. Ethics

Set of moral norms that govern the behavior of employees and third parties with whom there is a business relationship. (p. 1)

B. Conflict of interest

Situations likely to create antagonism between the obligations an employee has to the company for which they provide services and their personal interests. (p. 1)

C. Third parties

Directors, suppliers, commission agents, advisors, independent consultants, and anyone who, with due authorization, performs activities on behalf of and for the benefit of the Group or any of its companies. (p. 1)

D. Kinship (family)

Defined as the bond or relationship of consanguinity, affinity, adoption, or marriage between two people:

1.	In direct line ascending or descending, unlimited.

2.	In collateral line, up to the fourth degree, including cousins and nephews/nieces.

3.	Affinity (in-laws), up to the third degree, including parents-in-law, brothers-/sisters-in-law, and nephews/nieces-in-law. (p. 1)

E. Trade Secret

Considered a trade secret is all industrial or commercial application information kept confidential by an individual or legal entity, which provides or maintains a competitive or economic advantage over third parties in the conduct of economic activities. It must relate to the nature, characteristics or purposes of products; to production methods or processes; or to the means or forms of distribution or marketing of products or the provision of services. (p. 1)

F. Confidential or Privileged Information

Means any information not officially published concerning the company, its subsidiaries, affiliates, its executives, operations, policies and commercial and operational practices, among others, trade secrets, lists of clients and suppliers, pricing structures and policies, activities, plans, investments, and strategies. (p. 1)

IV. GUIDELINES

A. Ethical behavior

1.	The Group’s executives and employees, as well as “third parties” who have a relationship with the Group, must observe behavior based on the following principles: (p. 1)

a) Honesty in business dealings

Act within legal and ethical standards with authorities, clients, suppliers, competitors, and coworkers. (p. 1)

b) Honesty in serving internal and external clients

Commit to providing service to clients with the highest quality and honesty, seeking to exceed their expectations. (p. 1)

c) Team spirit

Make decisions that benefit the Group without harming the individual interests of the company in which they render their services. (p. 1)

d) Commitment to disclose errors or omissions

Disclose errors or omissions committed and propose their correction or how to minimize adverse effects.

Report to the appropriate executive the errors or omissions committed by other executives or employees to the detriment of the company. (p. 2)

e) Meeting objectives

Set and honestly fulfill work objectives. If they cannot be achieved, communicate this clearly and in a timely manner. (p. 2)

f) Proper handling of confidential or privileged information

Handle company information with strict confidentiality, both externally and within different levels of your company and the Group. All non-public information must be considered internal. Do not use this information for personal or third-party benefit. (p. 2)

g) Respect for intellectual property

Grant the company the “intellectual property” of inventions, discoveries, improvements, and technological development of systems, procedures, and processes, etc., made in the performance of their duties and during their tenure in the Group. (p. 2)

2.	Executives responsible for a business, company, or area must particularly ensure: (p. 2)

a) Protection of assets

Maximally protect the company’s tangible and intangible assets from any risk or contingency that may impair their value and integrity.

Ensure that taxes, contributions, and duties are calculated correctly and on time.

Report to the appropriate executive the commission or attempted commission of theft, fraud, and/or breach of trust by other employees to the detriment of the company, in accordance with Corporate Policy “CC-01-05 Cases of Theft, Fraud, and Breach of Trust.” (p. 2)

b) Expense control

Ensure that only what is essential and authorized in the Annual Budget is spent to optimally achieve the company’s objectives. (p. 2)

3.	Transparency in information in adherence to the principles of the Code of Best Corporate Governance Practices. (p. 2)

a) Financial information

Accounting and financial records must reflect the totality of operations accurately and promptly, complying with International Financial Reporting Standards (IFRS) and respecting established internal control policies and guidelines. (p. 2)

b) Information for third parties

Create long-term relationships with our business partners, clients, suppliers, employees, and shareholders, demonstrating honesty and integrity by providing truthful and accurate information. (p. 2)

c) Information for shareholders

Records and reports of information of any kind must be prepared under the premises of honesty, clarity, truthfulness, accuracy, and timeliness, since they form the basis for shareholders’ decision-making. (p. 2)

d) Information for regulatory authorities

Grupo TMM is a public company that issues securities to the investing public through the Stock Exchanges of Mexico and the United States; therefore, it must comply with the guidelines established by its regulatory authorities such as the National Banking and Securities Commission (CNBV) and the Securities and Exchange Commission (SEC) of the United States of America and the Securities Market Law. (p. 2)

e) Personal data

The Group’s executives and employees, as well as “third parties” who have a relationship with it and who, due to the functions they perform, have access to personal data, must handle and protect it in accordance with the Federal Law on Protection of Personal Data Held by Private Parties. (p. 2)

B. Conflict of interest

It is prohibited for Group executives and employees and any personnel holding a position within the organization, regardless of form of remuneration, to: (p. 3)

1.	They or their family members, directly or through trusts or third parties, maintain investments, grant or request loans in or to:

a) Companies that compete with those of the Group or that are its suppliers.

b) Companies or properties that the Group is considering acquiring or entering into an association with.

c) Franchises granted to any company of the Group. (p. 3)

2.	Direct, manage, provide services to, or advise public or private entities:

a) That compete with those of the Group or may cause a conflict of interest.

b) That are its suppliers.

c) If the time investment causes a conflict with their role. (p. 3)

3.	Contract purchases, works, or services with:

a) Individuals with whom they have kinship or any personal or business relationship.

b) Legal entities in which any of the shareholders has such a relationship. (p. 3)

4.	Act as broker, agent, commission agent, or intermediary for the benefit of a third party in transactions involving the Group or its interests. (p. 3)

5.	Exceptions whose usefulness is evident must be authorized by the Deputy General Director. (p. 3)

6.	Improperly copy and share or distribute confidential information or trade secrets, including any type of process developed in and by the Company. (p. 3)

7.	Modify, destroy, or in any way cause loss of confidential information, trade secrets, or any type of documentation or information owned by the Company. (p. 3)

C. General prohibitions

Group executives and employees and personnel who hold a position within the organization, regardless of form of remuneration, are strictly prohibited from: (p. 3)

1.
Granting guarantees, sureties, and loans, discounting documents, or committing the credit of Group companies. Exceptions are established in Corporate Policy “CC-10-01 Delegation of Authority” and in the corresponding current “Delegation of Authority Letter.” (p. 3)

2.	Using company assets for personal benefit. (p. 3)

3.
Using confidential or privileged information to obtain a personal gain or profit, either directly or through third parties, in such a way that causes losses, damages, or detriment to the Group’s interests. (p. 3)

4.
Promoting transfers of personnel between departments or companies without the authorizations mentioned in Corporate Policy “CC-05-04 Personnel Movements.” Only after obtaining such authorizations may the employee be informed of the possibility of their transfer. (p. 3)

5.	Hiring in the same area or company persons who have kinship, without authorization from the Deputy General Director, and in no case if:

a) Their functions have a dependency relationship.

b) They represent a conflict of interest or a real or potential internal control risk. (p. 3)

6.	Conducting transactions for personal or family benefit and to the detriment of the Group. (p. 3)

7.	Willfully and intentionally distorting accounting records and forging or altering documents. (p. 3)

8.	In compliance with the Federal Law of Administrative Responsibilities of Public Servants and the Foreign Corrupt Practices Act (FCPA):

a) Receiving or granting loans or gifts in cash or in kind to or from clients, suppliers, contractors, or any person with whom they interact in the performance of their duties.

b) Using company funds for contributions, gifts, excessive entertainment, or other expenses related to any political activity in violation of the law.

c) Giving or receiving gifts that, by their amount and nature, are excessive, to or from officials, government employees (domestic or foreign), political parties, or other entities, with the intent to influence their decisions.

d) Any bribe or illegal payment to or from any client, supplier, or competitor of the company. (p. 3)

9.
Receiving bribes, gifts, invitations, or privileges that exceed the bounds of reasonable courtesy and that, by their amount or nature, commit the employee to carrying out a business or transaction. (p. 4)

10.
Installing any additional computer equipment, applications, programs, and games (originals or copies) that are not approved by the Technology Services Management and authorized by the Systems Committee. (p. 4)

11.
Intervening in matters in which they have a personal, family, or business interest or benefit (third parties with whom they have professional or business relationships, or for partners or companies of which the worker or family members are or have been a part). (p. 4)

12.
Disseminating by any electronic, printed, or digital means any information, image, facility, or property of Grupo TMM and its affiliated companies without the proper approval of the General Management and justification of the reasons for such dissemination. (p. 4)

D. Code of Ethics and Conflict of Interest

1.	All executives and employees of Group companies, as well as personnel holding a position within the organization, regardless of form of remuneration, must: (p. 4)

a) Annually sign, no later than in the month of March, the document “Commitments Inherent to the Subscription of my Contract with the Group” (ANNEX 1), which serves as acknowledgment of receipt of this policy. New hires must sign it at the time of their hiring. (p. 4)

b) Report any change in the information provided regarding compliance with this policy. (p. 4)

2.
The document “Commitments Inherent to the Subscription of my Contract with the Group” (ANNEX 1), signed by the employee or the personnel holding a position within the organization, must be kept in their file under the custody of the Human Resources area. (p. 4)

3.
For “third parties” that have a client or supplier relationship with Group companies, they shall sign the contract that formalizes their relationship with the Group, which includes a clause stating that the signatory on behalf of the client or supplier received, knows, and undertakes to comply with the Group’s Code of Ethics guidelines; in those cases where a contract is not signed, a similar clause is included in the purchase order. (p. 4)

E. Penalties

Violations of this policy must be handled individually, applying the disciplinary sanctions and legal procedures authorized by the Deputy General Director. These sanctions may range from a warning to termination of the employment contract or services provided by third parties or termination of the contract with third parties, regardless of the administrative, civil, commercial, or criminal actions that the company decides to pursue. (p. 4)

F. COMPLAINTS AND REPORTS

1.	Report to the Group’s Internal Audit Department any activity or suspected activity that may be considered bribery, a bribe, a crime, waste, fraud, or a violation of this policy. (p. 4)

2.
Send your information to the email inbox denunciastmm@tmm.com.mx or through the Group’s website (www.tmm.com.mx) under the “Reports” section. The information received will be treated confidentially, except when required to protect the company’s interests or when its use is required by legal mandate. (p. 4)

3.
If an executive, employee, or third party has doubt about the legality of any activity or conduct, they must contact the Internal Audit Department, which will consult with the Legal Area for review and guidance. (p. 4)

V. RESPONSIBILITIES

A. Of the Group’s executives and employees, personnel holding a position within the organization, and “third parties”

1.	Read, sign, and declare any action that may contravene what is stated in this policy.

2.	Comply with the guidelines established in this policy. (p. 4)

B. Of the Executive Body

Comply with and ensure compliance with this policy. (p. 5)

C. Of the Human Resources Area

1.
Obtain from all employees and personnel holding a position within the organization a signed acknowledgment of this policy in ANNEX 1, no later than in the month of March each year, and from new employees at the time of their hiring.

2.	Comply with item 2 of subsection D of this policy. (p. 5)

D. Of the Legal Area

1.	Include in all agreements and contracts a clause stating that “third parties” received, know, and undertake to comply with the Group’s Code of Ethics guidelines.

2.	Print and attach the Group’s Code of Ethics to all agreements and contracts.

3.	Where appropriate, apply the authorized sanction for non-compliance with this policy. (p. 5)

E. Of the Purchasing Area

1.	Include in all purchase orders a clause stating that suppliers received, know, and undertake to comply with the Group’s Code of Ethics guidelines. (p. 5)

F. Of the Internal Audit Area

1.	Receive and process complaints, grievances, or accusations of possible illicit acts or conflicts of interest, reporting the result in a complete and official manner.

2.	Monitor compliance with this policy and take action otherwise.

3.	Inform the Audit and Corporate Practices Committee of relevant issues. (p. 5)